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                                                                     EXHIBIT 4.1

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                           PREFERENCES AND RIGHTS OF

                            SERIES A PREFERRED STOCK

                             OF INFOSPACE.COM, INC.


           Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

        We, Bernee D.L. Strom and Ellen B. Alben, the President and the Secretary, respectively, of InfoSpace.com, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL"), Do Hereby Certify that, pursuant to the provisions of Section 151(g) of the DGCL, the following resolutions were duly adopted by the Board of Directors of the Company and pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors of the Company, on August __, 1999, adopted resolutions providing for the issuance of a series of Preferred Stock of the Company and fixing the relative powers, designations, preferences, rights, qualifications, limitations and restrictions of such stock. These resolutions are as follows:

        "Resolved, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation, the issuance of a series of Preferred Stock of the Company to be designated "Series A Preferred Stock," par value $0.0001 per share, which shall consist of one of the 15,000,000 shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of the sole share of such series (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock of this series) as follows:

        I. Authorized Number and Designation. One share of the Preferred Stock, $0.0001 par value per share, of the Company is hereby constituted as a series of the Preferred Stock designated Series A Preferred Stock, $0.0001 par value (the "Series A Preferred").

        II. Dividends and Distributions. The holder of Series A Preferred shall not be entitled to receive any dividends declared and paid by the Company.

        III. Voting Rights. Except as otherwise required by law or by the Certificate of Incorporation (i) the holder of record of the sole share of Series A Preferred shall have a number of votes
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equal to the number of votes that the holders (the "Holders") of the outstanding
Exchangeable Non-Voting Shares ("Exchangeable Shares") of an indirect wholly-owned subsidiary of the Company ("Acquisition Sub"), from time to time, would be entitled to if all such Exchangeable Shares were exchanged by the Holders for shares of the Common Stock of the Company ("Common Stock") pursuant to the terms of the Exchangeable Shares in each case for the election of directors, on all matters submitted to a vote of the stockholders of the Company, and with respect to all written consents sought by the Company from its shareholders ("Voting Rights"); (ii) the holder of record of the sole share of Series A Preferred shall not have the Voting Rights with respect to the Exchangeable Shares owned by the Company, the Company's subsidiaries or any person or entity directly or indirectly controlled by or under common control with the Company prior to the date of filing hereof); and (iii) in respect of all matters concerning the voting of shares and all written consents sought by the Company from its shareholders, the Series A Preferred and the Common Stock shall vote as a single class.

     IV. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to any prior rights of holders of shares of Preferred Stock ranking senior to the Series A Preferred, the holder of the share of Series A Preferred shall be paid an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series A Preferred, and before payment shall be made to the holders of any stock ranking on liquidation junior to the Series A Preferred (such amount payable with respect to the Series A Preferred being referred to as the "Series A Preferred Liquidation Preference Payment").

     V. Ranking. The Series A Preferred shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     VI. Other Provisions. (a) Pursuant to the terms of that certain Agreement and Plan of Acquisition and Arrangement, dated as of August __, 1999, by and between the Company and INEX Corporation, an Ontario company ("INEX"), one share of Series A Preferred is being issued to the trustee (the "Trustee") under the Voting and Exchange Trust Agreement, dated as of August __, 1999 by and among the Company, Acquisition Sub and the Trustee.

           (b) The holder of the sole share of Series A Preferred is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

           (c) At such time as the Series A Preferred has no votes attached to it because there are no Exchangeable Shares outstanding which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company, the Series A Preferred shall be cancelled.

     Resolved Further, that the Chief Executive Officer, President or any Vice President and the Secretary or any Assistant Secretary of the Company be, and they hereby are, authorized and directed to prepare and file (or cause to be prepared and filed) a Certificate of the Powers, Designations, Preferences and Rights in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions."

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         In Witness Whereof, we have executed and subscribed to this
Certificate and do hereby affirm the foregoing as true under the penalties of perjury this ___ day of ____, 1999.


                                      InfoSpace.Com, Inc.

                                      __________________________________________
                                      Bernee D.L. Strom
                                      President and Chief Operating Officer


                                      __________________________________________
                                      Ellen B. Alben
                                      Vice President, Legal and Business Affairs and Secretary

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